Exhibit 10.1

August 23, 2001

Anthony Williams, MD

4400 Memorial Drive #1161

Houston, TX  77007

Dear Tony,

This will confirm our offer of employment, pending successful references, for the position of Senior Vice President, Medical and Clinical Affairs, reporting to Henry Blair.

Dyax will pay you a base salary of $240,000 per year ($9,230.76 bi-weekly), which is subject to review by the Compensation Committee of the Board of Directors on an annual basis.  You will be eligible for your first salary review, on a pro-rated basis, on January 1, 2002, and annually thereafter.  In addition, you will be eligible for a targeted bonus of 25% of your base compensation subject to attainment of specific individual and corporate objectives that will be determined and agreed to by you and Henry Blair.  You will be eligible for pro-rata participation in this bonus for the remainder of the year 2001.

Subject to approval by the Compensation Committee, Dyax agrees to grant you an Incentive Stock Option for the purchase of 75,000 shares of Dyax common stock.  These options will be granted under the Dyax 1995 Equity Incentive Plan, which states in relevant part that the option will: 1) be granted at fair market value at the close of business on the day before your first day of employment; 2) vesting equally over forty-eight months; 3) expire in 10 years; and 4) provide exercisability of the vested portion of your options for ninety (90) days after the termination of your employment.

You will receive four (4) weeks vacation and be eligible to participate in the Company’s employee benefits in the same manner provided generally to the Company’s senior executives, including health and dental insurance, 40l(k) savings plan, disability insurance and life insurance.  A package describing these benefits is enclosed.  Additionally, Dyax requires that you execute the Company’s standard Employee Confidentiality Agreement and comply with Federal and state employment laws and regulations.

Dyax is also prepared to reimburse you up to $20,000 for the following costs associated with your relocation to the Boston area:

•              Moving and storage of your household goods;

•              Costs associated with housing rental in the Boston area;

•              Temporary housing, if needed;

•              Your travel from Houston to Boston associated with this relocation.

You will be an employee at will.  However, in the event (a) your employment is terminated by the Company without cause, (b) in the case of change of control if you are terminated or resign, subsequent to a material decrease in your responsibilities or a decrease in your base compensation or target bonus percentage, Dyax agrees to pay you your monthly base salary for a minimum of six (6) months as severance.  All earned but unpaid bonuses and accrued vacation time shall be paid upon termination.  Medical and dental benefits shall continue during the period when you are receiving severance.  Other than your rights under COBRA, all other benefits and vesting of your stock options will terminate as of your date of termination.  If your employment is terminated for cause by the Company or is terminated by you for any reason not enumerated above, your compensation, benefits, and stock option vesting shall cease as of the termination date.  For purposes of this offer, “cause” shall mean gross neglect in the performance of your duties or the commission of an act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors.  Subject to the foregoing, either party may terminate this agreement at any time.

We look forward to your joining Dyax on or about September 18, 2001.  If the above accurately reflects your understanding of your employment terms at Dyax, please sign both copies of this letter and return one copy to me.

Sincerely,

/s/ Henry E. Blair

Henry Blair
Chairman, CEO & President

AGREED TO:

/s/ Anthony Williams
Anthony Williams

23rd August 2001
Date